FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr.
(614) 870-5604

COLUMBUS, Ohio, May 9, 2012 -- Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the first quarter ended March 31, 2012.

Net income for the first quarter ended March 31, 2012 was $2,635,000, or $0.37 per basic and $0.36 per diluted share, compared with $2,269,000, or $0.33 per basic and $0.31 per diluted share in the first quarter of 2011.

Total net sales for the first quarter were $44,529,000, compared with $28,989,000 in the same quarter of 2011. Product sales totaled $44,331,000, increasing 53% from $28,974,000 for the first quarter of 2011. The increase in sales was primarily due to higher demand from North American heavy and medium-duty truck customers and recent new business awards.

"We experienced mixed results for the first quarter. Overall sales and earnings surpassed those of the first quarter 2011 reflecting continued strong demand from our customers. Operationally we experienced some production inefficiencies and startup costs which negatively impacted net income for the quarter," said Kevin L. Barnett, President and Chief Executive Officer. "While we did not convert as much of our overall sales growth to income as desired, our overall level of profitability remains very respectable," Barnett continued. "Going forward we will continue to focus our efforts on growing our business and improving our operations," Barnett added.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, Ohio, Core operates plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Warsaw, Kentucky and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core

Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2011 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income
(in thousands, except per share data)
	Three Months Ended
	3/31/2012	3/31/2011
	(Unaudited)	(Unaudited)

Product Sales	$44,331	$28,974
Tooling Sales	198	15
Net Sales	44,529	28,989
Cost of Sales	36,898	22,397
Gross Margin	7,631	6,592
Selling, General and Admin. Expense	3,613	2,923
Operating Income	4,018	3,669
Interest Expense - Net	109	181
Income before Income Taxes	3,909	3,488
Income Tax Expense	1,274	1,219
Net Income	$2,635	$2,269
Net Income per Common Share:
Basic	$0.37	$0.33
Diluted	$0.36	$0.31
Weighted Average Shares Outstanding:
Basic	7,070	6,892
Diluted	7,397	7,241

Condensed Consolidated Balance Sheets
(in thousands)
	As of	As of
	3/31/2012	12/31/11
	(Unaudited)
Assets:
Cash	$—	$4,634
Accounts Receivable	25,044	22,048
Inventories	12,385	11,408
Other Current Assets	3,687	3,707
Property, Plant & Equipment - net	50,300	49,344
Deferred Tax Asset - net	1,070	1,045
Other Assets	1,109	1,112
Total Assets	$93,595	$93,298

Liabilities and Stockholders' Equity:
Revolving Line of Credit	$193	$—
Current Portion of Long-term Debt and Interest Rate Swaps	4,299	4,277
Accounts Payable	11,050	9,813
Compensation and Related Benefits	4,262	7,147
Accrued Liabilities and Other	4,185	2,748
Long-Term Debt and Interest Rate Swaps	7,362	9,635
Post Retirement Benefits Liability	9,392	9,582
Stockholders' Equity	52,852	50,096
Total Liabilities and Stockholders' Equity	$93,595	$93,298